News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Theresa Kelleher
FD / 212-850-5600

Hooper Holmes Appoints Roy E. Lowrance Chairman of the Board

BASKING RIDGE, N.J., September 16, 2008 -- Hooper Holmes (AMEX:HH) today announced that its Board of Directors has elected Roy E. Lowrance Chairman of the Board effective October 1, 2008.  Mr. Lowrance, age 58, will succeed Benjamin A. Currier, age 75, who has decided to step down as Chairman but will remain as a director on the Board.

Mr. Lowrance was elected to the Board in 2005 and has served as Chair of the Systems Oversight Committee, the Strategic Alternatives Committee and as a member of the Governance and Nominating Committee.

Mr. Lowrance’s career has focused on generating business value from strategic use of information technology.  Most recently he served as Chief Technology Officer at Reuters.  Prior to joining Reuters he was Chief Technology Officer, Chief Architect, and Senior Technology Advisor at Capital One.  He has also served as Vice President, Director and Partner at The Boston Consulting Group, Head of Operations and Chief Information Officer at Corio, Chief Information Officer at Fleet Financial Group, Vice President, Corporate Technology Strategy at American Express, and Assistant Controller and Head of Internal Consulting at Bear Stearns.  Earlier on in Mr. Lowrance’s career he was Director of Systems Consulting for Financial Institutions at McKinsey & Co. and a Senior Programming Consultant at Xerox Corporation.  Mr. Lowrance holds an MBA from Harvard University and a bachelors from Vanderbilt University.

Roy H. Bubbs, President and CEO of Hooper Holmes, commented, “We are very pleased to have Roy step into the Chairman position.  He is not only an experienced board member and business leader, but he has significant experience in strategy development and in leveraging information technology for value creation.  Under his leadership, our Board will continue to play an integral part in the future growth of Hooper Holmes.

“Ben Currier has served on our Board as Director, Lead Director, Interim CEO and Chair for twelve years and we are glad to have his continued counsel.”

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 17, 2008.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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